Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our report dated June 18, 2008 on The Shaw Group Inc. 401(k) Plan’s (the “Plan”) financial statements as of December 31, 2007 and for the year ended December 31, 2007 included in this 2007 Annual Report on Form 11-K. of the Plan into The Shaw Group Inc.’s Registration Statement on Form S-8 (SEC File No. 333-115155).

June 24, 2008
Baton Rouge, Louisiana